Exhibit 23


Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2008, accompanying the consolidated financial statements and schedule in the 2007 Annual Report of Valpey-Fisher Corporation (formerly known as MATEC Corporation) and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in Registration Statements of Valpey-Fisher Corporation on Form S-8 (File No. 333-116001, effective May 28, 2004, File No. 333-67726, effective August 16, 2001, File No. 333-94491, effective January 12, 2000 and File No. 033-77554, post-effective amendments November 1, 1999).


/s/ Grant Thornton LLP

Boston, Massachusetts
March 31, 2008


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